l:\secfiles\10-Q\1995\3rdqtr95\exhib12.doc 1


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GENERAL MOTORS CORPORATION                                          EXHIBIT 12
AND SUBSIDIARIES                             COMPUTATION OF RATIOS OF EARNINGS
                                                              TO FIXED CHARGES



                                                         Nine Months Ended
                                                           September 30,
                                                       ---------------------
                                                            1995        1994
                                                       ---------------------
                                                       (Dollars in Millions)

Income before cumulative effect of
  accounting change                                     $5,066.5    $4,086.6
United States, foreign, and other income taxes           2,433.8     1,905.3
Equity in income of associates                             (91.2)       (9.2)
Cash dividends received from associates                     13.7         8.6
Amortization of capitalized interest                        38.3        37.7
                                                        --------     -------
Income before income taxes, undistributed
  (income) losses of associates, and amortization
    of capitalized interest                              7,461.1     6,029.0
                                                        --------     -------

Fixed charges included in net income
  Interest and related charges on debt                   4,262.5     3,651.0
  Portion of rentals deemed to be interest                 424.2       334.5
                                                        --------     -------
    Total fixed charges included in net income           4,686.7     3,985.5
                                                        --------     -------


Earnings available for fixed charges                   $12,147.8   $10,014.5
                                                       ========     =======

Fixed charges
  Fixed charges included in net income                  $4,686.7    $3,985.5
  Interest capitalized in the period                        37.5        21.1
                                                       --------     -------
    Total fixed charges                                 $4,724.2    $4,006.6
                                                       ========     =======

Ratios of earnings to fixed charges                        2.57        2.50
                                                           ====        ====























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